EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 12, 2005, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Quixote Corporation on Form 10-K for the year ended June 30, 2005. We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-74488, 333-62933, 333-81955, 333-32872, 333-56120, 333-83404, 333-120850 and 333-120852) and on Form S-3 (Nos. 333-113504, 333-106895 and 333-12345) of Quixote Corporation of our reports dated September 12, 2005 relating to the financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting which appears in the Form 10-K.

/s/ Grant Thornton LLP

Chicago, Illinois
September 12, 2005